Exhibit 99.1
CallidusCloud Announces Appointment of Global Technology Leader Nina Richardson to its Board of Directors
Michele Vion Choka to retire from Board after nearly 12 years of service
DUBLIN, Calif., Jan. 18, 2017 (GLOBE NEWSWIRE) -- Callidus Software Inc. (NASDAQ:CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, announced today the appointment of Nina Richardson, a renowned business executive, to its board of directors effective February 2, 2017.
Ms. Richardson has over 30 years of experience ranging from start-up environments to multi-billion dollar corporations. Most recently, Ms. Richardson served as the Chief Operating Officer at GoPro, one of the world’s fastest growing technology companies and a globally recognized brand. During her tenure as COO, Ms. Richardson was responsible for engineering, operations, sales, sales operations, customer support, quality, human resources, IT and workplace services. Ms. Richardson was instrumental in scaling leadership and processes at GoPro.
“Nina is a phenomenal business leader with a wealth of experience in the technology sector. Nina’s expertise and insights will be a great addition to CallidusCloud as we continue to grow the business on our way to becoming a top five cloud leader,” said Charles M. Boesenberg, chairman of the board, CallidusCloud.
"CallidusCloud is an incredible company with market-leading technology that helps companies make more money. I’m thrilled to join the team at this exciting time when the company is growing fast and bringing innovative solutions to large growing markets,” said Ms. Richardson.
Previously, Ms. Richardson held a variety of executive positions at Flex, a global electronics manufacturing services provider, including business unit VP and General Manager. She holds a BS in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine.
CallidusCloud is also announcing the retirement of Michele Vion Choka from its board of directors, effective February 2, 2017. Michele has served on CallidusCloud’s board of directors since 2005 including holding the role of chairperson of the Compensation Committee.
“Michele has served on the board for nearly 12 years now and has been a key part of our successful transformation to a global SaaS leader. I have greatly enjoyed working with her and appreciate all of her support and dedication. We wish her well for the future,” continued Mr. Boesenberg.
About CallidusCloud
Callidus Software Inc. (NASDAQ:CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation -- driving bigger deals, faster. Approximately 5,000 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.
©2017 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, Badgeville, BridgeFront, Clicktools, Datahug, iCentera, Lead to Money, LeadFormix, LeadRocket, Learnpass, Litmos, the Litmos logo, Producer Pro, SalesGenius, Surve, Syncfrog, Thunderbridge, and ViewCentral are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries.
Press Contact:
Giles House
CallidusCloud
925-251-2200

Investor Relations
Investor Relations Contact:
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Market Street Partners
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cald@marketstreetpartners.com